EXHIBIT 10.8

                              GULF WEST BANKS, INC.
                     EXECUTIVE VICE PRESIDENT BONUS PROGRAM
                          AS AMENDED NOVEMBER 18, 2000

         TERM:

         Continuous with annual review by Board.

         ELIGIBILITY:

         Only Executive Vice Presidents are eligible, however, to receive any bonus the officer must be employed by the Bank at the time the bonus is paid.

         BONUS CALCULATION:

         Bonus payments will be determined by the percentage increase in BASIC EARNINGS PER SHARE (as reported in the Company's Annual 10-K filing with the SEC) for the current calendar year over the preceding calendar year. The percentage increase in BASIC EARNINGS PER SHARE must be 10% or more before a bonus will be paid. The amount of the bonus will be a percentage of the officer's base salary that is equivalent to 50% of the percentage increase in BASIC EARNINGS PER SHARE, i.e. an 11.50% in BASIC EARNINGS PER SHARE will result in a 5.75 % of salary bonus payment. The year-to-year increase in earnings will be calculated inclusive of accruals for bonus payments.